Exhibit 4.28 Convertible Note and Warrant Purchase Agreement

UNITY WIRELESS CORPORATION

CONVERTIBLE NOTE AND WARRANT

PURCHASE AGREEMENT

March 24, 2005

UNITY WIRELESS CORPORATION

CONVERTIBLE NOTE AND WARRANT

PURCHASE AGREEMENT

This Convertible Note and Warrant Purchase Agreement (the “Agreement”) is made as of the 24th day of March, 2005 by and between Unity Wireless Corporation, a Delaware corporation (the “Company”) and each of the entities or persons listed on Exhibit A-1 attached to this Agreement (each a “Holder” and together the “Holders”).

RECITALS

The Company desires to issue and sell, and each person or entity listed on Exhibit A-2 (each a “Purchaser” and together the “Purchasers”) desires to purchase a secured convertible promissory note in substantially the form attached to this Agreement as Exhibit B (the “Note”) which shall be convertible on the terms stated therein into equity securities of the Company.

The Company desires to issue and each Holder desires to receive a warrant to purchase shares of common stock, par value $0.001 per share of the Company (the “Common Stock”) in substantially the form attached to this Agreement as Exhibit C (the “Warrant”).  The Notes, the Warrants and the Common Stock issuable upon conversion or exercise thereof are collectively referred to herein as the “Securities.”

The parties are entering into an Escrow Agreement dated on or about the date hereof (the “Escrow Agreement”) with Continental Stock Transfer & Trust Company (the “Escrow Agent”), in substantially the form attached hereto as Exhibit D.]

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.

Purchase and Sale of Notes and Warrants.

(a)

Sale and Issuance of Notes and Warrants.  Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase severally and not jointly at the Closing (as defined below) and the Company agrees to sell and issue to each Purchaser a Note in the principal amount set forth opposite such Purchaser’s name on Exhibit A-2.  With respect to each Purchaser, the purchase price of each Note shall be as set forth opposite such Purchaser’s name on Exhibit A-2.  Subject to the terms and conditions of this Agreement, each Holder is receiving a Warrant to purchase the number of shares of Common Stock (with respect to each Holder, their “Warrant Shares”) set forth opposite such Holder’s name on Exhibit A-1.  With respect to each Holder, the purchase price of each Warrant shall be as set forth opposite such Holder’s name on Exhibit A-1.

(b)

Closing; Delivery.

(i)

The purchase and sale of the Notes and Warrants shall take place at the offices of Oscar D. Folger, 521 5th Avenue, New York, NY 10175, at 12:00 p.m., on March 24, 2005, or at such other time and place as the Company and the Holders mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(ii)

Prior to the Closing, each Purchaser shall wire an amount equal to their respective purchase prices to the Escrow Agent.

(iii)

At the Closing, the Company shall deliver to each Holder the Note and/or Warrant to be purchased or received by such Holder against (1) release by the Escrow Agent of the amounts of the respective purchase prices (less expenses and fees as agreed to by the Company and the Agent (as defined below)) by wire transfer to a bank designated by the Company, and (2) delivery of counterpart signature pages to this Agreement.

(iv)

Each of the Holders hereby  designates and irrevocably appoints Duncan Capital LLC (the “Agent”), as its agent to act on its behalf pursuant to the Escrow Agreement, including without limitation the release of the Escrow Funds (as defined thereunder) pursuant to the terms contained therein.   Each of the Holders hereby indemnifies and agrees to defend and hold harmless the Agent for all actions and inactions taken in good faith under the Escrow Agreement.

2.

Stock Purchase Agreement.  Each Holder understands and agrees that the conversion of the Notes into, and exercise of the Warrants for, shares of Common Stock of the Company will require such Purchaser’s execution of certain agreements relating to the purchase and sale of such securities as well as any rights relating to such equity securities.

3.

Representations and Warranties of the Company.  The Company hereby represents and warrants to each Holder as follows:

(a)

(a)

Duly Incorporated.  The Company and Unity Wireless Systems Corporation, a British Columbia corporation which is wholly owned by the Company and  is the Company’s sole subsidiary and which maintains its sole office in British Columbia (the “Subsidiary”), are each corporations duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the requisite power and authority to own, lease and operate its respective properties and conduct its business as presently conducted or proposed to be conducted, and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined below).

(b)

Corporate Power.  The execution and delivery of this Agreement, the Note, the Warrant, the Security Agreement and any other document or instrument executed in connection herewith or therewith (the “Transaction Documents”) are within Company’s powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  The Transaction Documents have been duly executed and delivered by Company and each constitutes a legal, valid and binding obligation of Company enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and general equity principles (whether considered in a proceeding in equity or at law).

(c)

Capitalization. The capitalization of the Company is set forth in the Company’s Report on form 10-QSB for the period ending September 30, 2004 (the “10Q”), such information set forth in the 10Q is true, correct and complete as of the date hereof.  Except for the Subsidiary, the Company does not own directly or indirectly more than 5% of any class of capital stock or other equity or long-term debt securities of or have any equity interest in excess of 5% of any other person; all of the outstanding shares of capital stock of the Company and the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and are owned free and clear of all liens, encumbrances, equities, and restrictions on transferability (other than those imposed by the Securities Act and the state securities or “Blue Sky” laws) or voting.  All of the outstanding shares of capital stock of the Subsidiaries are owned, directly or indirectly, by the Company.  Except as set forth in the 10Q, no options, warrants or other rights to purchase from the Company or any Subsidiary, agreements or other obligations of the Company or any Subsidiary to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any Subsidiary are outstanding.  Except as reflected in the SEC Reports (as defined below), there is no agreement, understanding or arrangement among the Company or any Subsidiary and each of their respective stockholders or any other person relating to the ownership or disposition of any capital stock of the Company or any Subsidiary or the election of directors of the Company or any Subsidiary or the governance of the Company’s or any Subsidiary’s affairs, and, if any, such agreements, understandings and arrangements will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents.

(d)

No Consents.  The execution and delivery of the Transaction Documents and the issuance of the Securities (i) does not require any consent or approval of, registration or filing with, or any other action by any governmental authority, (ii) will not violate any applicable law or regulation applicable to Company or any of its subsidiaries or the articles of incorporation or bylaws of Company or other agreement of Company or any of its subsidiaries or any order of any governmental authority applicable to Company or any of its subsidiaries, (iii) will not violate any agreement of Company or any of its subsidiaries or result in a default under any agreement or instrument evidencing or governing any indebtedness of Company or any of its subsidiaries or assets of Company or any of its subsidiaries or give rise to a right thereunder to require any payment to be made by Company, and (iv) will not result in the creation or imposition of any lien on any asset of Company or any of its subsidiaries, except for liens created or imposed pursuant to this Agreement.

(e)

SEC Reports; Financial Statements; Sarbanes-Oxley Act Compliance. Company has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or Section 15(d) of the Exchange Act, for the three (3) years preceding the date hereof (or such shorter period as Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2003, the staff of the Division of Corporation Finance of the Commission has not provided Company with any comments on any registration statement, report or other document filed with the Commission under the Securities Act or the Exchange Act. The financial statements of Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. KPMG LLP, which have certified certain financial statements of Company and its consolidated subsidiaries included in the SEC Reports, are independent public accountants as required by the Securities Act, the Exchange Act and the respective rules and regulations of the Commission thereunder and are registered and in good standing with the Public Company Accounting Oversight Board in accordance with the Sarbanes-Oxley Act of 2002.  Company is in compliance with all applicable material requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder in effect as of the date of this Agreement.  Company does not have pending before the Commission any request for confidential treatment of information.

(f)

Material Changes. Since the date of the 10Q, and other than as described in registrations statements and reports filed with the Commission or set forth on Schedule 3(f) hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) Company has not altered its method of accounting, (iv) Company has not declared or made any dividend or distribution of cash or other property to its holders of Common Stock or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans.  For purposes herein, a “Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any Transaction Documents, (ii) a material adverse effect on the results of operations, assets, business or financial condition of Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on Company’s ability to perform in any material respect on a timely basis its obligations under the Transaction Documents.

(g)

Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Company, threatened against or likely to materially affect the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency and/or regulatory authority (federal, state, county, local or foreign), including, but not limited to, the Commission or any State Attorney General (collectively, an “Action”) which (i) adversely affects or challenges or could adversely affect or challenge the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither Company nor any Subsidiary, nor, to the knowledge of Company, any current director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state or province securities laws or a claim of breach of fiduciary duty.  There is not pending or, to the knowledge of Company, contemplated, any investigation by the Commission and/or other entity involving Company or any current directors or officers of Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Company or any Subsidiary under the Exchange Act or the Securities Act.

(h)

Labor Relations. No material labor dispute exists or, to the knowledge of Company, is imminent with respect to any of the employees of Company which could reasonably be expected to result in a Material Adverse Effect.

(i)

Compliance.  Neither Company nor any Subsidiary (a) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Company or any Subsidiary under), nor has Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any order of any court, arbitrator or governmental body, or (c) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in the case of clauses (a), (b) and (c) as would not result in a Material Adverse Effect.

(j)

Regulatory Permits. Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(k)

Title to Assets.  All material property and assets owned by the Company and the Subsidiaries are owned outright free and clear of mortgages, pledges, security interests, liens, charges and other encumbrances, except for (i) liens for current taxes not yet due, (ii) minor imperfections of title, if any, not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations of the Company or (iii) set forth on Schedule 3(k) hereto.

(l)

Intellectual Property Rights.

(i)

Company and its Subsidiaries own, or possess adequate rights or licenses to use all trademarks, trademark applications, trade names, service marks, service mark registrations, service names, patents, patent applications, patent rights, copyrights, copyright applications, inventions, licenses, permits, approvals, governmental authorizations, know-how (including trade secrets and other unpatented and/or unpatentable proprietary and confidential information, systems or procedures) and other intellectual property rights (collectively, “Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted or proposed to be conducted.  Company’s Intellectual Property Rights are valid and enforceable, and no registration relating thereto has lapsed, expired or been abandoned or cancelled or is the subject of cancellation or other adversarial proceedings, or is expected to expire or terminate within three years from the date of this Agreement, and all applications therefor are pending and in good standing.  Company and its Subsidiaries do not have any knowledge of any infringement by Company or its Subsidiaries of Intellectual Property Rights of others, or of any such development of similar or identical trade secrets or technical information by others and no claim, action or proceeding has been made or brought against, or to Company’s knowledge, has been threatened against, Company or its Subsidiaries regarding infringement of Intellectual Property Rights.  All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Company’s Intellectual Property Rights have either (a) been a party to a “work for hire” arrangement or agreement with Company or a Subsidiary, in accordance with federal, state or province law, that by its terms accords to Company or a Subsidiary ownership of all tangible or intangible property thereby arising, or (b) have executed appropriate instruments of assignment in favor of Company or a Subsidiary as assignee that by their terms validly convey to Company or a Subsidiary complete and sole ownership of all tangible and intangible property thereby arising, and Company and its Subsidiaries have taken other reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(ii)

Neither Company nor any Subsidiary is in material default under or in material violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a material default by Company or any Subsidiary under), nor has Company or any Subsidiary received notice of a claim that it is in material default under or that it is in material violation of, any license agreement, collaboration agreement, development agreement or similar agreement relating to their respective businesses.

(m)

Transactions With Affiliates and Employees. Other than as described in SEC Reports, and except as set forth on Schedule 3(m), none of the officers, directors, employees and/or affiliates of Company or the Subsidiaries is a party to any transaction with Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director employee or such affiliate or, to the knowledge of Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, partner or affiliate other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of Company and (c) for other employee benefits, including stock option agreements under any stock option plan of Company, which in the aggregate (for the total amount in (a), (b) and (c) combined) does not exceed the amount of $5,000 for any officer, director, employee or affiliate.

(n)

Disclosure Controls and Procedures; Internal Accounting Controls.  The management of Company has (i) designed disclosure controls and procedures to ensure that material information relating to Company, including its Subsidiaries, is made known to the management of Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Company’s ability to record, process, summarize and report financial data and have identified for Company’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(o)

Listing and Maintenance Requirements. Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all listing and maintenance requirements of the trading market on which the Common Stock is traded.

(p)

Tax Status. Company and each of its Subsidiaries has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations or to Company’s knowledge otherwise due and payable, except those being contested in good faith and has set aside on its books reserves in accordance with GAAP reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Company know of no basis for any such claim.

(q)

Right of First Refusal; Anti-Dilution Right. Except as set forth on Schedule 3(q), no person is a party to any agreement, contract or understanding, written or oral entitling such party to (i) a right of first refusal or (ii) purchase or otherwise receive any securities of Company, at any time, in each case with respect to offerings of securities by Company.

(r)

Insurance.  Each of Company and its Subsidiaries maintain insurance of the types and in the amounts deemed adequate for its business, including, but not limited to, product liability insurance, insurance covering real and personal property owned or leased by Company and its subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect.

(s)

Environmental.  Company and each of its Subsidiaries is, to the best of its knowledge, in material compliance with all applicable published rules and regulations (and applicable standards and requirements) of the United States Environmental Protection Agency (the “EPA”) and of any similar foreign or state agency.  To the knowledge of the Company, there is no material suit, claim, action or proceeding now pending before any court, governmental agency or board, or other forum, nor is any of the same threatened by any Person; and, there is no fact or circumstance actually known to Company which could reasonably be anticipated to be the basis for any such suit, claim, action or proceeding, for (i) noncompliance by Company with any environmental law, rule, regulation or requirement, or (ii) relating to the release or threatened release into the environment by Company of any pollutant, toxic or hazardous material, oil, or waste generated by Company.  To the knowledge of the Company, the Company has not released any Hazardous Materials (as hereinafter defined) at any site owned or leased by Company or shipped any Hazardous Materials for treatment, storage or disposal at any other site of facility.  For purposes of this Section 3(s), “Hazardous Materials” shall mean and include any solid, hazardous or toxic waste, substance or material as defined in the United States Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act; the Comprehensive Environmental Response, Compensation and Liability Act; applicable foreign and state laws for the protection of the environment, and the regulations promulgated under any of the foregoing.

(t)

Conduct of Business.  Except as set forth on Schedule 3(t), since December 31, 2003, Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities incurred in the usual and ordinary course of business, having a Material Adverse Effect, (b) made or suffered any changes in its contingent obligations by way of guaranty, endorsement (other than the endorsement of checks for deposit in the usual and ordinary course of business), indemnity, warranty or otherwise, (c) discharged or satisfied any liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the balance sheet dated as at December 31, 2003, and forming part of the SEC Documents, and current liabilities incurred since December 31, 2003, in each case in the usual and ordinary course of business, (d) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, (e) sold, transferred or leased any of its assets except in the usual and ordinary course of business, (f) cancelled or compromised any debt or claim, or waived or released any right, of material value, (g) suffered any physical damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of Company, (h) entered into any transaction other than in the usual and ordinary course of business except for this Note and the related agreements referred to herein, (i) encountered any labor difficulties or labor union organizing activities, (j) made or granted any wage or salary increase or entered into any employment agreement, (k) issued or sold any shares of capital stock or other securities or granted any options with respect thereto, or modified  any equity security of Company, (l) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding equity securities, (m) suffered or experienced any change in, or condition affecting, its condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations other than changes, events or conditions in the usual and ordinary course of its business, having (either by itself or in conjunction with all such other changes, events and conditions) a Material Adverse Effect, (n) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, or (o) entered into any agreement or otherwise obligated itself, to do any of the foregoing.

(u)

Conversion Securities.  The equity securities issuable upon conversion of the Notes and the exercise of the Warrant, when issued in compliance with the provisions of the Notes (assuming the holder of the Notes converts this Notes into equity securities) or the Warrant, as applicable, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances created by Company.

(v)

Registration. The execution, issuance and delivery of the Transaction Documents and the issuance and sale of the securities of the Company to the Holders issuable upon conversion of the Notes to the Purchasers and the exercise of the Warrants by the Holders will be exempt from registration under the Securities Act.

4.

Representations and Warranties of the Holders.  Each Holder hereby represents and warrants to the Company that:

(a)

Authorization.  Such Holder has full power and authority to enter into this Agreement.  This Agreement,  when executed and delivered by the Holder, will constitute a valid and legally binding obligation of the Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b)

Holder Entirely for Own Account.  This Agreement is made with the Holder in reliance upon the Holder’s representation to the Company, which by the Holder’s execution of this Agreement, the Holder hereby confirms, that the Securities to be acquired by the Holder will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Holder further represents that the Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Holder has not been formed for the specific purpose of acquiring any of the Securities.

(c)

Knowledge.  The Holder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.

(d)

Restricted Securities.  The Holder understands that the Securities have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein.  The Holder understands that the Securities are “restricted securities” under applicable U.S. federal, state and province securities laws and that, pursuant to these laws, the Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Other than as set forth herein, the Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale.  The Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(e)

No Public Market.  The Holder understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.

(f)

Legends.  The Holder understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i)

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.  UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MAY NOT TRADE THIS SECURITY OR ANY SECURITY ISSUED IN RESPECT OF THIS SECURITY IN CANADA BEFORE 4 MONTHS AFTER THE DATE OF THIS AGREEMENT”

(ii)

Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(g)

Accredited Investor.  The Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.

Covenants.

(a)

For so long as the Notes remain outstanding,

 (i)

Maintaining Properties, Assets.  Company shall reasonably maintain in good repair, working order and condition its properties and other assets, and those of any Subsidiary, and from time to time make all reasonably necessary repairs, renewals and replacements thereto.

(ii)

Liens.  Company shall not, and shall not permit any of its Subsidiaries to, create, incur or suffer to exist any security interests, liens, claims, charge or encumbrances (“Liens”) upon any of its or its Subsidiaries’ assets or properties, except for (i) Liens created by operation of law such as materialmen’s liens, mechanic’s liens and other similar liens; (ii) deposits, pledges or Liens securing obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits; (iii)  Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith by appropriate proceedings with the establishment of adequate reserves on the balance sheet of Company; (iv) Liens securing indebtedness to commercial banks and other institutional lenders; (v) Liens that are subordinate in all respects to the Liens held by the Purchasers and (vi) Liens in existence as of the date hereof as set forth on Schedule 5(a) hereto (collectively, the “Permitted Liens”).

(iv)

Extraordinary Actions.    The Company shall not nor shall it permit any Subsidiary to: (i) acquire, sell or otherwise transfer any material assets or rights of the Company or a Subsidiary or enter into any contract or agreement relating to the sale of assets which is not consummated pursuant to an arms length transaction, (ii) enter into any contract, agreement or transaction (including any transfer or sale of Intellectual Property Rights) with any officer, director, stockholder or affiliate of the Company or a Subsidiary other than ordinary course transactions that are consistent with past practice and pursuant to arms length terms, (iii) directly or indirectly pay or declare any dividend or make any distribution upon, redeem, retire or repurchase or otherwise acquire, any shares of capital stock or other securities of the Company or a Subsidiary, or (iv) materially change the Company’s line of business as currently conducted.

(b)

Until the date occurs on which: (A) no Notes or Warrants remain outstanding and (B) either (x) no shares of Common Stock issued upon the conversion or exercise of the Notes or Warrants remain outstanding or (y) 180 days have elapsed since the date upon which any Note or Warrant was last outstanding,

 (i)

Non-Public Information.  Company covenants and agrees that neither it nor any other person acting on its behalf will provide Holders or their agents or counsels with any information that Company believes constitutes material non-public information, and, in any event, Company hereby agrees that Holders shall not have any duty of confidentiality or any other obligation with respect to any such information if any such disclosure occurs, subject to such Holders complying with all applicable securities laws.

(ii)

Form D and Blue Sky. If required, Company shall file a Form D with respect to the issuance of the Notes and Warrants (or the issuance of Common Stock or other equity securities upon conversion of the Notes or exercise of the Warrants) as required under Regulation D under the Securities Act and, upon written request, provide a copy thereof to Holders promptly after such filing. Company shall take such action as Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Notes and Warrants for sale to Holders pursuant to the Notes and Warrants (or the issuance of Common Stock or other equity securities upon conversion of this Notes or exercise of the Warrants) under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to Holders promptly after such filing.  However, the Company shall not be required to execute any general consent to service of process in order to obtain such blue sky clearance, except in a jurisdiction where the Company is already subject to such process.

(iii)

Reservation of Common Stock.  As of the date hereof, Company has reserved and Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling Company to issue the shares of Common Stock upon conversion of the Notes and the full exercise of the Warrants.

(iv)

Listing of Common Stock.  Company hereby agrees to maintain the listing and trading of the Common Stock on its current trading market, and to file with the trading market to list the applicable shares of Common Stock issuable in connection herewith on the trading market.  Company further agrees, if Company applies to have the Common Stock traded on any other trading market, it will include in such application the shares of Common Stock issuable in connection herewith and will take such other action as is necessary or desirable in the opinion of Holders to cause such shares to be listed on such other trading market as promptly as possible. Company will take all action necessary to continue the listing and trading of its Common Stock on its current trading market and will comply in all material respects with Company’s reporting, filing and other obligations under the bylaws or rules of the trading market.

(v)

Furnishing of Information.  Company covenants and agrees to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Company after the date hereof pursuant to the Exchange Act.  Until the later of the date none of the Holders no longer owns the Notes, the Warrants or any Registrable Securities, if Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to Holders and make publicly available in accordance with Rule 144(c) such information as is required for Holders to sell its shares of Common Stock under Rule 144. Company further covenants and agrees that it will take such further action as Holders may reasonably request, all to the extent required from time to time to enable such person to sell any shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

(vi)

Shareholders Rights Plan.  No claim will be made or enforced by Company or any other person that Holders are an “Acquiring Person” under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by Company, or that Holders could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Registrable Securities under the Notes, Warrants or under any other agreement between Company and Holders.

(vii)

Reporting Obligations.  Company shall continue to file or furnish pursuant to the Exchange Act or the Securities Act, and Company shall use commercially reasonable best efforts to maintain its status as an issuer required to file such reports under the Exchange Act.  In addition, Company shall take all actions necessary to continue to meet the “registrant eligibility” requirements set forth in the general instructions to Form SB-2 or any successor form thereto, to continue to be eligible to register the resale of the shares of Common Stock issuable on the conversion of the Notes or exercise of the Warrants under the Securities Act on such Form.

6.

Registration Rights.

(a)

Piggyback Registration Rights in Company.  If, at any time, there is not an effective registration statement covering the resale all of the shares of Common Stock of the Company issued pursuant to or in connection with the conversion of the Notes or exercise of the Warrants (collectively, the “Registrable Securities”), and Company shall determine to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement relating to an offering for its own account or the account of others under the Securities Act, of any of its equity securities (other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), then Company shall send to Holders a written notice of such determination and, if within ten (10) days after receipt by Holders of such notice, Company shall receive a request in writing from Holders, Company shall include in such registration statement all or any part of such Registrable Securities Holders requests to be registered at no cost to Holders (other than underwriting discounts, fees and commissions).  Holders (or their designee(s)) shall also be provided with such other rights, and Company shall have such obligations, as customarily accompany investor piggyback registration rights, including, without limitation, the right of Holders to customary indemnification by Company, Company’s obligation to prepare and file with the Commission such amendments and supplements to such registration statement as may be necessary to keep such registration statement effective until the disposition of all securities covered by such registration statement, the obligation of Company to register and qualify the securities covered by such registration statement under applicable state securities and blue sky laws, the obligation of Company to cause the securities covered by such registration statement to be listed or quoted on the Trading Market on which Company’s securities are then listed or quoted and the obligation of Company to cause to be provided customary legal opinions and comfort letters of its independent certified accountants if requested in connection with a sale pursuant to such registration statement.  Notwithstanding the foregoing, if a registration involves an underwritten offering, and the lead managing underwriter shall advise Company that the amount of securities to be included in the offering exceeds the amount which can be sold in the offering, the number of securities owned by Holders to be included in the offering shall be eliminated or reduced as required by the managing underwriter.

(b)

Registration Right in Company.

(i) No later than thirty (30) days following the date of this Agreement (assuming no registration statements have been filed as provided in Section 6(a) that already cover the resale of all of the Registrable Securities) (the “Filing Date”), Company shall prepare and file with the Commission a registration statement (the “Registration Statement”) covering the resale of all of the Registrable Securities not included in any another effective registration statement of the Company, which offering shall be made on a continuous basis pursuant to Rule 415 under the Securities Act. The Registration Statement required hereunder shall be on Form SB-2 (except if Company is not then eligible to register for resale the Registrable Securities on Form SB-2, in which case the Registration Statement shall be on another appropriate form in accordance herewith). Company shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in no event later than ninety (90) days from the date of this Agreement; provided however the Company shall have one hundred twenty (120) days in the event that the Commission provides comments on the original Registration Statement (“Commission Comments”).  The Company shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the date when all Registrable Securities covered by the Registration Statement (a) have been sold pursuant to the Registration Statement or an exemption from the registration requirements of the Securities Act or (b) may be sold without any volume or other restrictions pursuant to Rule 144(k) (the “Effectiveness Period”).  Holders (or their designee(s)) shall also be provided with such other rights, and Company shall have such obligations, as customarily accompany investor registration rights, including, without limitation, the right of Holders to customary indemnification by Company, Company’s obligation to prepare and file with the Commission such amendments and supplements to such registration statement as may be necessary to keep such registration statement effective until the disposition of all securities covered by such registration statement, the obligation of Company to register and qualify the securities covered by such registration statement under applicable state securities and blue sky laws (provided, however, that the Company shall not be required to execute any general consent to service of process in order to obtain such blue sky clearance, except in a jurisdiction where the Company is already subject to such process), the obligation of Company to cause the securities covered by such registration statement to be listed or quoted on the Trading Market on which Company’s securities are then listed or quoted and the obligation of Company to cause to be provided customary legal opinions and comfort letters of its independent certified accountants if requested in connection with a sale pursuant to such registration statement).

(ii) Filing Default Liquidation Damages.  If a Registration Statement is not filed on or prior to the date that is forty-five (45) days following the date hereof (the “Filing Deadline Penalty Date”), then Company shall pay to each Purchaser an amount in cash, until the earlier of the date that the Registration Statement is filed or the Registrable Securities may be sold pursuant to Rule 144(k) without regard to volume or other restrictions, as liquidated damages and not as a penalty, (i) one-half of one percent (0.5%) of such Purchaser’s Face Amount (as defined in such Purchaser’s Note) for the first thirty (30) days (or any part thereof) following the Filing Deadline Penalty Date, and (ii) an additional one-half of one percent (0.5%) of such Purchaser’s Face Amount for each thirty (30) day period subsequent thereto (or any part thereof), such payment(s) to be made in immediately available funds no later than five (5) days after the first date of each such 30 day period (or any part thereof).

(iii) Effectiveness Default Liquidation Damages.  In addition to any liquidated damages paid, accrued and/or to be paid pursuant to Section 6(b)(ii), if (1) the Registration Statement is not declared effective on or prior to ninety (90) days (or one hundred and twenty (120) days, in the event of the receipt of Commission Comments) following the date of this Agreement, or (2) if the Registration Statement has been declared effective and subsequent thereto is not effective (or otherwise does not permit the resale of the Registrable Securities covered thereby) for any period of time until the date that the Purchasers no longer own any Registrable Securities (an “Effectiveness Default”), then the Company shall pay to each Purchaser an amount in cash, as liquidated damages and not as a penalty, equal to (i) one-half of one (0.5%) percent of such Purchaser’s Face Amount for the first thirty (30) days (or any part thereof), and (ii) an additional one-half of one percent (0.5%) of such Purchaser’s Face Amount for each thirty (30) day period subsequent thereto (or any part thereof) until the earlier of such date (a) the Registration Statement is declared effective and permits the resale of the Registrable Securities covered thereby (or if previously declared effective until the date the Registration Statement becomes effective again and otherwise permits the resale of the Registrable Securities covered thereby), and (b) the Registrable Securities may be sold pursuant to Rule 144(k) without volume limitation or other restriction.  Any such payment(s) shall be made in immediately available funds no later than five (5) days after the first day of each 30 day period (or any part thereof), as the case may be, of each such Effectiveness Default.

(c)        No Inconsistent Agreements.  Company agrees not to enter into any other agreement which is inconsistent with the registration rights provisions of this Agreement or contains registration rights provisions which are senior to the registration rights granted in this Agreement.

1.

Conversion Rights with Respect to Future Financings.

(a)

In the event that the Company or a subsidiary of the Company proposes to consummate a Qualified Financing the Company shall notify each Purchaser in writing as soon as reasonably practicable (such notice shall in no event be later than ten (10) business days prior to the closing of such Qualified Financing) of such proposed Qualified Financing, such notice shall include a term sheet and/or the most current set of transaction documents and the projected date and location of the closing of the proposed Qualified Financing (the “QF Closing”);  provided that if there is a series of transactions, the rights provided in this Section apply only to the transactions commencing with the first transaction that causes the aggregate amount of Qualifying Securities issued in such transactions to equal or exceed $1,000,000. For the purposes hereof, the term “Qualified Financing” shall mean the sale and/or issuance of $1,000,000 or more of Qualifying Securities (as defined below) of the Company or a subsidiary of the Company in one or a series of transactions within a one year period from the date of effectiveness of the registration statement covering all of the Registrable Securities. For the purposes hereof, the term “Qualifying Securities” shall include equity securities and debt securities of the Company or a subsidiary of the Company that are convertible, exercisable or exchangeable in any manner for equity securities; provided however it shall exclude any security of the Company or a subsidiary of the Company which has been issued exclusively in exchange for the exercise, surrender and/or cancellation of warrants of the Company or a subsidiary of the Company.

(b)

Each Purchaser shall have the right to participate in a Qualified Financing regardless of the participation (or lack thereof) by other Purchasers by exchanging all of such Purchaser’s Note as provided in this Section 7. In the event that a Purchaser (an “Electing Purchaser”) elects to participate in the Qualified Financing with respect to all of their Note, such Electing Purchaser shall provide notice of such election to participate to the Company prior to the closing of the Qualified Financing.  The Company shall provide each Electing Purchaser on a timely basis with such information (including materially revised transaction documents and revised projected closing dates) as reasonably requested by such Electing Purchaser.

(c)

Except as otherwise provided in this Section 7(c), the terms of the Qualified Financing shall provide that each Electing Purchaser shall be entitled to the same identical rights and securities as the other investors participating in the Qualified Financing and shall be bound by the same identical obligations and restrictions as the other investors participating in the Qualified Financing.  For all purposes of the Qualified Financing, the Electing Purchaser shall be considered and deemed to have invested in the Qualified Financing in an amount equal to the unpaid principal balance and the accrued but unpaid interest under the Note (the “Remaining Balance”).  At the Qualified Financing, each Electing Purchaser shall deliver to the Company at the QF Closing, such Electing Purchaser’s Note and Warrant for cancellation by the Company and the Company shall to the extent it has not done so previously, pay in cash, to the Electing Purchaser all penalties and other amounts (other than the Remaining Balance) due under the Note.  Notwithstanding anything contained herein to the contrary, in the event that an Electing Purchaser has previously exercised all or a portion of their Warrant (the “Old Warrant”), and warrants (the “New Warrants”) are issued to investors in the Qualifying Financing, such Electing Purchaser shall be entitled to receive as part of the Qualified Financing, a New Warrant for such number of shares as is equal to: (A) the number of shares for which such Electing Purchaser would have received New Warrants in the Qualifying Financing in the absence of this sentence multiplied by (B) such Electing Purchaser’s Remaining Fraction (as defined below).  For the purposes hereof, the term “Remaining Fraction” shall mean the ratio of (A) such Electing Purchaser’s Warrant Shares less the number of shares of common stock that such Electing Purchaser has previously exercised under the Warrant (determined without giving effect to the adjustments, if any, provided for in Section 12 of the Warrant)  over (B) such Electing Purchaser’s Warrant Shares.  The Electing Purchaser shall as a condition to its participation in the QF Closing agree to terminate this Agreement (other than with respect to this Section 7 in connection with such Qualified Financing), the Security Agreement and all liens on the Company’s assets granted by the Company in connection with this Agreement (other than those liens, if any, granted in connection with the Qualified Financing).

8.

Miscellaneous.

(a)

Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)

Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

(c)

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d)

Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)

Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid and return receipt requested, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(f)

Finder’s Fee.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction, other than to Duncan Capital LLC (which will sole responsibility of the Company).  Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible, including without limitation payments to Duncan Capital LLC.

(g)

Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the Company and the Holders. Any amendment or waiver effected in accordance with this Section 7(g) shall be binding upon each Holder and each transferee of the Securities, each future holder of all such Securities, and the Company.

(h)

Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i)

Entire Agreement.  This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

(j)

Survival of Representations, Warranties and Covenants. (i) the representations and warranties contained in Section 3 hereof shall survive the repayment or conversion of the Notes until the Warrants are exercised in full or expire and (ii) the covenants contained in Section 5 hereof shall survive for the period of time set forth in Section 5.

(k)

Exculpation Among Purchasers.  Each Holder acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.  Each Holder agrees that no Holder nor the respective controlling persons, officers, directors, partners, agents, or employees of any Holder shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Securities.

[Signature Pages Follow]

#

The parties have executed this Convertible Note and Warrant Purchase Agreement as of the date first written above.

Subscription Amount__________________

COMPANY:

UNITY WIRELESS CORPORATION

By:

Name:

Title:

Address:

Facsimile Number:

PURCHASERS:

____________________________________

(Purchaser)

By:

Name:

(print)

Title:

Address:

Facsimile Number:

Tax ID Number:

SIGNATURE PAGE TO CONVERTIBLE NOTE AND WARRANT

PURCHASE AGREEMENT

Schedule 3(f)

The Board of Directors on January 14, 2005 resolved that all outstanding directors’ fees due to the directors, totaling US $30,500, be settled by issuance of common stock of the corporation based on the previous day’s closing price.

SIGNATURE PAGE TO CONVERTIBLE NOTE AND WARRANT

PURCHASE AGREEMENT

Schedule 3(k)

The Company granted security interests that secure or will secure indebtedness of the Company pursuant to Security Agreements dated August, 2004.

SIGNATURE PAGE TO CONVERTIBLE NOTE AND WARRANT

PURCHASE AGREEMENT

Schedule 3(m)

None

SIGNATURE PAGE TO CONVERTIBLE NOTE AND WARRANT

PURCHASE AGREEMENT

Schedule 3(q)

1.

In the event Mark Muller acts as an advisor for the Company in financial advisory, investment banking and related transactions, Duncan Capital LLC shall have the right to participate as investors in up to 20% of any such transaction on the same terms as other investors pursuant to a Financial Advisory/Investment Banking Agreement entered into by and between the Company and Duncan Capital LLC on June 24, 2004.

2.

Pursuant to a Convertible Note and Warrant Purchase Agreement dated August 31, 2004, investors participating in the Company’s August 31, 2004 financing have the same participation rights set forth in Section 7 of this Agreement.

SIGNATURE PAGE TO CONVERTIBLE NOTE AND WARRANT

PURCHASE AGREEMENT

Schedule 3(t)

The Company issued convertible notes and warrants pursuant to a Convertible Note and Warrant Purchase Agreement dated August 31, 2004. The Company granted security interests that secure or will secure indebtedness of the Company pursuant to Security Agreements dated August, 2004.

SIGNATURE PAGE TO CONVERTIBLE NOTE AND WARRANT

PURCHASE AGREEMENT

Schedule 5 (a)

The Company granted security interests that secure or will secure indebtedness of the Company pursuant to Security Agreements dated August, 2004.

SIGNATURE PAGE TO CONVERTIBLE NOTE AND WARRANT

PURCHASE AGREEMENT

Exhibit A-1 -

Schedule of Holders

Exhibit A-2

Schedule of Purchasers

Exhibit B -

Form of Promissory Note

Exhibit C -

Form of Warrant

EXHIBIT A-1

SCHEDULE OF HOLDERS

Name/Address and Facsimile Number of Holders	Number of Shares Issuable Pursuant to Warrant

EXHIBIT A-2

SCHEDULE OF PURCHASERS

Name/Address and Facsimile Number of Purchaser	Principal Amount of Note

EXHIBIT B

FORM OF SECURED CONVERTIBLE PROMISSORY NOTE

EXHIBIT C

FORM OF WARRANT

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EXHIBIT D

FORM OF ESCROW AGREEMENT

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